Exhibit 4.2

AMENDMENT NO. 1

Dated as of October 25, 2013

to

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of August 1, 2012

THIS AMENDMENT NO. 1 (this “Amendment”) is made as of October 25, 2013 by and among Fiserv, Inc., a Wisconsin corporation (the “Company”), the financial institutions listed on the signature pages hereof and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), under that certain Amended and Restated Credit Agreement dated as of August 1, 2012 by and among the Company, the Foreign Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto as Lenders (the “Lenders”) and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized definitional terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

WHEREAS, the Company has requested that the Lenders and the Administrative Agent agree to certain amendments to the Credit Agreement;

WHEREAS, the Company, the Lenders and the Administrative Agent have so agreed on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Lenders and the Administrative Agent hereby agree to enter into this Amendment.

1. Amendments to the Credit Agreement. Effective as of the date of satisfaction of the conditions precedent set forth in Section 2 below, the parties hereto agree that the Credit Agreement is hereby amended as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended to insert the following new definitions in the appropriate alphabetical order:

“Agent Party” has the meaning assigned to such term in Section 9.01(d).

“Alternative Rate” has the meaning assigned to such term in Section 2.14(a).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company and its affiliated companies concerning or relating to bribery or corruption.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Designated Persons” means any Person listed on a Sanctions List.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“First Amendment Effective Date” means October 25, 2013.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Quotation Day” means, with respect to any Eurocurrency Borrowing and any Interest Period, the Business Day that is generally treated as the rate fixing day by market practice in the applicable interbank market, as determined by the Administrative Agent.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to five decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of the applicable time on the Quotation Day for Loans in the applicable currency and the applicable Interest Period as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period.

“Reference Banks” means the principal London offices of JPMorgan Chase Bank, N.A. and such other banks as may be appointed by the Administrative Agent in consultation with the Company, in a manner consistent with that applied by the Administrative Agent generally to substantially similar credit facilities for which it acts as administrative agent.

“Sanctioned Country” means a country or territory which is at any time subject to Sanctions.

“Sanctions” means:

(a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the US government and administered by OFAC; and

(b) economic or financial sanctions imposed, administered or enforced from time to time by the US State Department, the US Department of Commerce or the US Department of the Treasury.

“Sanctions List” means any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held by the US government and administered by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury or the United Nations Security Council or any similar list maintained by any other U.S. government entity, in each case as the same may be amended, supplemented or substituted from time to time.

(b) The definition of “Acquisition” appearing in Section 1.01 of the Credit Agreement is hereby amended to add to the end thereof the following sentence: “Notwithstanding the foregoing, “Acquisition” shall not include any transaction or series of related transactions solely among the Company and/or one or more of its Subsidiaries.”

(c) The definition of “Adjusted LIBO Rate” appearing in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

(d) The definition of “Applicable Rate” appearing in Section 1.01 of the Credit Agreement is hereby amended (i) to amend and restate the pricing grid appearing therein to read as follows:

Index Debt Ratings:	Eurocurrency Spread	ABR Spread	Facility Fee Rate
Category 1: A3 or A- or higher	0.90%	0%	0.100%
Category 2: Baa1 or BBB+	1.00%	0%	0.125%
Category 3: Baa2 or BBB	1.10%	0.10%	0.150%
Category 4: Baa3 or BBB-	1.30%	0.30%	0.20%
Category 5: Ba1 or BB+ or lower	1.525%	0.525%	0.225%

; and (ii) change the reference to “Category 4” in clause (i) thereof after the pricing grid to a reference to “Category 5”.

(e) The definition of “Change in Law” appearing in Section 1.01 of the Credit Agreement is hereby amended to (x) delete the phrase “date of this Agreement” appearing therein and replace such phrase with “First Amendment Effective Date” and (y) insert a reference to “, implementation” immediately after the word “interpretation” appearing in clause (b) therein.

(f) The definition of “Control” appearing in Section 1.01 of the Credit Agreement is hereby amended to add the words “The terms” to the beginning of the last sentence appearing therein.

(g) The definition of “Country Risk Event” appearing in Section 1.01 of the Credit Agreement is hereby amended to delete the phrase “Effective Date” appearing therein and replace such phrase with “First Amendment Effective Date”.

(h) The definition of “EBITDA” appearing in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“EBITDA” means, with respect to any Person for any period, the consolidated net earnings of such Person in respect of such period, plus, without duplication, the sum of each of the following with respect to such Person on a consolidated basis for such period to the extent deducted in the determination of such net earnings: (i) interest expense, (ii) provision for taxes, (iii) depreciation, (iv) amortization, (v) extraordinary losses incurred other than in the ordinary course of business, (vi) stock-based non-cash compensation expense, (vii) other non-cash charges and expenses, (viii) fees and expenses incurred during such period in connection with the credit facility evidenced by this Agreement or in connection with an Acquisition permitted hereunder, (ix) cash non-recurring expenses, costs, charges and losses in respect of discontinued operations and the issuance or incurrence of debt, (x) other cash non-recurring expenses, costs, charges and losses (including those resulting from restructurings, divestitures and severances) in an aggregate amount not to exceed $50,000,000 during any period of four consecutive fiscal quarters and (xi) with respect to each Acquisition, cost synergies (net of continued associated expenses) that, as of the date of calculation with respect to such period, are anticipated by the Company in good faith to be realized within 18 months following such Acquisition, net of the amount of any such cost synergies otherwise included, or added back, pursuant to this definition, provided that (A) the amount added back under this clause (xi) with respect to any period may not exceed five percent (5%) of EBITDA for such period (as calculated without giving effect to this clause (xi)) and (B) such cost synergies have been reasonably detailed by the Company (in a form consistent with the form provided to the Administrative Agent prior to the First Amendment Effective Date) in the applicable Compliance Certificate, minus (xii) extraordinary gains realized other than in the ordinary course of business and (xiii) any cash payments made during such period in respect of the item described in clause (vi) or (vii) above subsequent to the fiscal quarter in which the relevant stock-based non-cash compensation expense or other non-cash charge, as applicable, was incurred.

(i) The definition of “FATCA” appearing in Section 1.01 of the Credit Agreement is hereby amended to (x) delete the “and” appearing immediately after the parenthetical therein and replace it with a comma and (y) add the phrase “and any agreement entered into pursuant to Section 1471(b)(1) of the Code” immediately before the period at the end thereof.

(j) The definition of “Governmental Authority” appearing in Section 1.01 of the Credit Agreement is hereby amended to insert the phrase “(including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing)” immediately before the period at the end thereof.

(k) The definition of “Interest Period” appearing in Section 1.01 of the Credit Agreement is hereby amended by deleting the phrase “, in the case of a Revolving Borrowing,” appearing in the last sentence therein.

(l) The definition of “Lenders” appearing in Section 1.01 of the Credit Agreement is hereby amended to insert the words “and the Issuing Bank” immediately before the period in the second sentence thereof.

(m) The definition of “LIBO Rate” appearing in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in any Agreed Currency and for any applicable Interest Period, the London interbank offered rate administered by the British Bankers Association (or any other Person that takes over the administration of such rate) for such Agreed Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, on the Quotation Day for such currency and Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the foregoing, (A) if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBO Rate for such currency and such Interest Period shall be the Interpolated Rate, and if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.14.

(n) The term “Mandatory Cost” and its related definition appearing in Section 1.01 of the Credit Agreement are hereby deleted in their entirety.

(o) The definition of “Material Adverse Effect” appearing in Section 1.01 of the Credit Agreement is hereby amended to delete the phrase “Effective Date” appearing therein and replace such phrase with “First Amendment Effective Date”.

(p) The definition of “Material Indebtedness” appearing in Section 1.01 of the Credit Agreement is hereby amended by replacing the figure “$100,000,000” appearing therein with the figure “$140,000,000”.

(q) The definition of “Material Subsidiary” appearing in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Material Subsidiary” means each Domestic Subsidiary which (on an unconsolidated basis and excluding intercompany income statement items of such Domestic Subsidiary), as of the most recent two consecutive fiscal quarters of the Company, in each case for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.07, contributed revenues in an amount greater than ten percent (10%) of the revenues of the Company and its Domestic Subsidiaries on a consolidated basis for the four consecutive fiscal quarter period most recently ended; provided, however, that none of the following shall be deemed to constitute a “Material Subsidiary” hereunder: (i) SPEs, (ii) entities that are prohibited by law from Guaranteeing the Obligations, (iii) captive insurance companies and (iv) joint venture Subsidiaries formed after the Effective Date to the extent the organizational documents of any such Subsidiary prohibit such Subsidiary from Guaranteeing the Obligations.

(r) The definition of “Maturity Date” appearing in Section 1.01 of the Credit Agreement is hereby amended to delete the date “August 1, 2017” appearing therein and to replace such date with “October 25, 2018”.

(s) The definition of “Pension Plan” appearing in Section 1.01 of the Credit Agreement is hereby amended by replacing the term “Borrower” appearing therein with the term “Company”.

(t) The definition of “Permitted Sale-Leaseback Transactions” appearing in Section 1.01 of the Credit Agreement is hereby amended by replacing the words “Term Loan” appearing in quotation marks therein with the term “Loans”.

(u) The definition of “Statutory Reserve Rate” appearing in Section 1.01 of the Credit Agreement is hereby amended by (x) replacing the term “Financial Services Authority” with the terms “Financial Conduct Authority, the Prudential Regulation Authority” and (y) deleting the phrase “, in the case of Dollar-denominated Loans,” appearing in the second sentence therein.

(v) The definition of “subsidiary” appearing in Section 1.01 of the Credit Agreement is hereby amended by replacing the word “controlled” appearing therein with the term “Controlled”.

(w) The definition of “Term Loan Facility Agreement” appearing in Section 1.01 of the Credit Agreement is hereby amended by replacing the date “November 9, 2007” appearing therein with the date “October 25, 2013”.

(x) Section 2.01 of the Credit Agreement is hereby amended to insert the parenthetical “(severally and not jointly)” immediately between the words “Lender” and “agrees” appearing in the first sentence therein.

(y) Section 2.06(e) of the Credit Agreement is hereby amended to insert the words “in Dollars” after the term “ABR Revolving Borrowing” appearing in clause (i)(x) of the proviso appearing therein.

(z) Section 2.06(f) of the Credit Agreement is hereby amended to replace the words “consequential damages” appearing in the parenthetical appearing in the proviso appearing therein with the words “special, indirect, consequential or punitive damages”.

(aa) Section 2.08(a) of the Credit Agreement is hereby amended to insert the parenthetical “(or, if not so specified, as provided in Section 2.03)” immediately after both instances in which the term “Borrowing Request” appears therein.

(bb) Section 2.11.1(a) of the Credit Agreement is hereby amended to insert immediately before the period at the end thereof:

“;provided that (i) each prepayment of a Eurocurrency Borrowing shall be in an amount that is an integral multiple of $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency) and not less than $5,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 5,000,000 units of such currency) and (ii) each prepayment of an ABR Borrowing (other than in connection with a prepayment of all outstanding ABR Borrowings and/or a prepayment of an ABR Borrowing made to refinance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e)) shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000”

(cc) Section 2.14 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“SECTION 2.14. Alternate Rate of Interest.

(a) If at the time that the Administrative Agent shall seek to determine the LIBOR Screen Rate on the Quotation Day for any Interest Period for a Eurocurrency Borrowing the LIBOR Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Eurocurrency Borrowing for any reason, and the Administrative Agent shall reasonably determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the Reference Bank Rate shall be the LIBO Rate for such Interest Period for such Eurocurrency Borrowing; provided that if the Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, however, that if less than two Reference Banks shall supply a rate to the Administrative Agent for purposes of determining the LIBO Rate for such Eurocurrency Borrowing, (i) if such Borrowing shall be requested in Dollars, then such Borrowing shall be made as an ABR Borrowing at the Alternate Base Rate (disregarding clause (c) of the definition thereof) and (ii) if such Borrowing shall be requested in any Foreign Currency, the LIBO Rate shall be equal to the rate determined by the Administrative Agent in its sole reasonable discretion and consented to in writing by the Company and the Required Lenders (the “Alternative Rate”), provided, however, that until such time as the Alternative Rate shall be determined and so consented to by the Company and the Required Lenders, Borrowings shall not be available in such Foreign Currency.

(b) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which notice the Administrative Agent hereby agrees to provide promptly after its determination of such circumstances ceasing to exist), (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective, (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing and (iii) if any Borrowing Request requests a Eurocurrency Borrowing in a Foreign Currency, then the LIBOR Rate for such Eurocurrency Borrowing shall be the Alternative Rate; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.”

(dd) Section 2.15(a) of the Credit Agreement is hereby amended to (x) amend and restate clause (i) in its entirety to read as follows:

“(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;”,

(y) add the phrase “, continuing, converting into” immediately after the words “such Lender of making” appearing therein and (z) delete the parenthetical “(including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency)” in its entirety in each of the three instances in which such parenthetical appears therein.

(ee) Section 2.15(c) of the Credit Agreement is hereby amended to replace the reference to “manifest error” with a reference to “clearly demonstrable error”.

(ff) Section 2.17(g) of the Credit Agreement is hereby amended to replace each reference to “the Borrower” with a reference to “the Company”.

(gg) Section 2.18(e) of the Credit Agreement is hereby amended to (x) amend and restate clause (ii) appearing therein in its entirety to read as follows, “(ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section” and (y) add the word “clauses” immediately after the words “each of” appearing therein.

(hh) Section 3.10 of the Credit Agreement is hereby amended to replace the figure “$100,000,000” appearing therein with the figure “$140,000,000”.

(ii) Section 3.12 of the Credit Agreement is hereby amended to (x) insert the phrase “in all material respects” after the words “fairly present” appearing in the last sentence of clause (a) thereof, (y) delete the date “December 31, 2011” appearing in clauses (a) and (b) thereof and replace such date with “December 31, 2012” in each instance and (z) delete the phrase “Effective Date” appearing in clause (b) thereof and replace such phrase with “First Amendment Effective Date”.

(jj) Section 3.13 of the Credit Agreement is hereby amended to amend and restate the second sentence therein in its entirety to read as follows, “The shares of each Material Subsidiary are duly authorized, validly issued, fully paid and nonassessable.”

(kk) Article III of the Credit Agreement is hereby amended to insert as a new Section 3.15 thereof the following:

“SECTION 3.15. OFAC and Anti-Corruption Laws.

(a) The Company and, to the best of its knowledge, its controlled affiliated companies and their respective directors, officers, employees, and agents are conducting their business in compliance in all material respects with Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(b) None of the Company or, to the best of its knowledge, its controlled affiliated companies or their respective directors, officers, employees or agents acting or directly benefiting in any capacity in connection with the Credit Events:

(i) is a Designated Person;

(ii) is a Person that is owned or controlled by a Designated Person;

(iii) is organized or resident in a Sanctioned Country; or

(iv) is (or, except as disclosed in writing to the Administrative Agent prior to the First Amendment Effective Date, has, to the Company’s knowledge, within the year preceding the First Amendment Effective Date) directly or, to the Company’s knowledge, indirectly engaged in, any dealings or transactions (1) with any Designated Person, (2) in any Sanctioned Country to the extent that after giving effect to such dealings or transactions the Company and its Subsidiaries have more than 5% of their consolidated assets in Sanctioned Countries or derive more than 5% of their consolidated revenues from investments in, or transactions with, Designated Persons or Sanctioned Countries, or (3) otherwise in violation of Sanctions, to the extent that such violation of Sanctions under this clause (3) could reasonably be expected to have a Material Adverse Effect.”

(ll) Section 5.07(b) of the Credit Agreement is hereby amended to delete the text appearing therein in its entirety and replace the deleted text with the word “[reserved];”.

(mm) Section 5.07(d) of the Credit Agreement is hereby amended and restated in entirety to read as follows:

“(d) Simultaneously with the delivery of the financial statements required by Section 5.07(a) or 5.07(c), as the case may be, a Compliance Certificate, as of the fiscal period then ended, certified by a Financial Officer of the Company, which shall certify that no Default or Event of Default shall have occurred and be continuing or, if so, specifying all such Defaults and Events of Default, and setting forth computations in reasonable detail demonstrating compliance with Section 6.08;”

(nn) Section 5.07 of the Credit Agreement is hereby amended to (x) replace the reference in the final paragraph therein to “subparagraphs (a), (b), (c), (d)(i), (d)(ii) and (g)” with a reference to “subparagraphs (a), (c), (d) and (g)” and (y) insert immediately after the words “date upon which” appearing in the first sentence of the final paragraph therein the following, “(i) other than in the case of the Compliance Certificate, the Company files such documents with the SEC via the EDGAR filing system (or any successor system), to the extent such documents are publicly available, or (ii)”.

(oo) Section 6.01(b) of the Credit Agreement is hereby amended to delete the phrase “Effective Date” appearing therein and replace such phrase with “First Amendment Effective Date”.

(pp) Section 6.02(g) of the Credit Agreement is hereby amended to delete the phrase “Effective Date” appearing therein and replace such phrase with “First Amendment Effective Date”.

(qq) Section 6.02(n) of the Credit Agreement is hereby amended to (x) delete the word “and” appearing immediately before clause (ii) therein and (y) insert immediately before the period appearing at the end thereof the following, “and (iii) Liens on assets in order to secure defeased indebtedness”.

(rr) Section 6.06 of the Credit Agreement is hereby amended to (x) amend and restate the parenthetical appearing therein to read as follows: “(excluding any direct or indirect wholly-owned Subsidiary of the Company and any Subsidiary Guarantor)” and (y) insert immediately before the period appearing at the end thereof the following, “, except for (a) any transaction permitted under Section 6.04 or Section 6.07 and (b) transactions effected as part of a securitization transaction permitted hereunder”.

(ss) Article VI of the Credit Agreement is hereby amended to insert as a new Section 6.09 thereof the following:

“SECTION 6.09. OFAC and Anti-Corruption Laws.

(a) The Company shall not, and shall ensure that none of its controlled affiliated companies will, directly or, to the Company’s knowledge, indirectly use the proceeds of Loans hereunder:

(i) for any purpose which would breach the U.K. Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions, in each case in a manner that could reasonably be expected to have a Material Adverse Effect;

(ii) to fund or finance any activities, business or transaction of or with any Designated Person or in any Sanctioned Country, in either case, in violation of Sanctions, as such Sanctions are in effect from time to time; or

(iii) in any other manner that will result in liability to the Administrative Agent or any Lender under any applicable Sanctions or a breach by the Administrative Agent or any Lenders of any Sanctions.

(b) The Company shall not, and shall ensure that none of its controlled affiliated companies will, use funds or assets obtained directly or, to the Company’s knowledge, indirectly from transactions with or from (i) Designated Persons or (ii) any Sanctioned Country, in either case, in violation of Sanctions (assuming, for purposes of this covenant only, that each Foreign Subsidiary Borrower were a Domestic Subsidiary for purposes of determining its compliance with Sanctions), to pay or repay any amount owing to the Administrative Agent or any Lender under any Loan Document.

(c) The Company shall, and shall ensure that each of its controlled affiliated companies will:

(i) conduct its business in compliance with Anti-Corruption Laws in all material respects;

(ii) maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws; and

(iii) have reasonable controls and safeguards in place designed to prevent any proceeds of any Loans hereunder from being used contrary to the representations and undertakings set forth herein.”

(tt) Clause (g) of Article VII of the Credit Agreement is hereby amended to amend and restate the proviso appearing therein in its entirety to read as follows:

“provided that this clause (g) shall not apply to any of the following events unless such event results in the acceleration of other Material Indebtedness: (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) any change of control offer made within 60 days after an Acquisition with respect to, and effectuated pursuant to, Indebtedness of an acquired business, (iii) any default under Indebtedness of an acquired business if such default is cured, or such Indebtedness is repaid, within 60 days after the Acquisition of such business and no other creditor accelerates or commences any kind of enforcement action in respect of such Indebtedness or (iv) mandatory prepayment requirements arising from the receipt of net cash proceeds from debt, dispositions (including casualty losses, governmental takings and other involuntary dispositions), equity issuances or excess cash flow, in each case pursuant to Indebtedness of an acquired business;”.

(uu) Clause (k) of Article VII of the Credit Agreement is hereby amended to replace the figure “$100,000,000” appearing therein with the figure “$140,000,000”.

(vv) Article VIII of the Credit Agreement is hereby amended to amend and restate the second to last paragraph thereof in its entirety to read as follows:

“Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.”

(ww) Section 9.01(a) of the Credit Agreement is hereby amended to (x) delete the reference to “Charles W. Sprague” appearing in clause (i) thereof and replace such reference with “Lynn S. McCreary” and (y) add a new paragraph at the end thereof to read as follows:

“Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).”

(xx) Sections 9.01(b) through (d) of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“(b) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Electronic Systems.

(i) The Company agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through an Electronic System, except to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.”

(yy) Section 9.02(b) of the Credit Agreement is hereby amended to (x) amend and restate clause (ii) therein to read “(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than waivers or amendments with respect to the application of a default rate of interest pursuant to Section 2.13(b)), or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby,” and (y) add the following sentence to the end thereof:

“Notwithstanding the foregoing, (A) no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification, and (B) as to any amendment, amendment and restatement or other modification otherwise approved in accordance with this Section, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Loans, so long as such Lender receives payment in full of the principal of and interest on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.”

(zz) Section 9.03(a) of the Credit Agreement is hereby amended to (x) insert after the word “syndication” appearing in clause (i) therein the following, “and distribution (including, without limitation, via the internet or through a service such as Intralinks)” and (y) insert after the word “Agreement” appearing in clause (iii) therein the following, “and any other Loan Document”.

(aaa) Section 9.03(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b) The Company shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, as and when incurred by any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, or the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of its Subsidiaries and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (a) the gross negligence or willful misconduct of such Indemnitee or any of its Affiliates, (b) a dispute among the Lenders not arising from a Default (other than a dispute involving a claim against an Indemnitee for its acts or omissions in its capacity as an arranger, bookrunner, agent or similar role in respect of the credit facility evidenced by this Agreement, except, with respect to this clause (b), to the extent such acts or omissions are determined by a court of competent jurisdiction by final and non-appealable judgment to have constituted the gross negligence or willful misconduct of such Indemnitee in such capacity) or (c) such Indemnitee’s or any of its Affiliates’ material breach of the Loan Documents.”

(bbb) Section 9.03(c) of the Credit Agreement is hereby amended to insert immediately before the semicolon preceding the proviso the following parenthetical: “(it being understood that the Company’s failure to pay any such amount shall not relieve the Company of any default in the payment thereof)”.

(ccc) Section 9.03(d) of the Credit Agreement is hereby amended to (x) insert immediately after the reference to “any Indemnitee,” appearing therein the following, “(i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii)”, (y) insert a reference to “, any other Loan Document” immediately after the term “Agreement” appearing therein and (z) insert immediately after the words “contemplated hereby” appearing therein the words “or thereby”.

(ddd) Section 9.04(b)(i) of the Credit Agreement is hereby amended to (w) replace the word “assignees” appearing in the first sentence therein with the phrase “Persons (other than an Ineligible Institution)”, (x) replace the parenthetical appearing after the words “written consent” therein with the following, “(such consent not to be unreasonably withheld, it being understood that in the case of any assignment that requires the Company’s consent, without limiting any other factors that may be reasonable, it shall be reasonable for the Company to consider a proposed assignee’s right to require reimbursement for increased costs when determining whether to consent to such an assignment)”, (y) replace the period at the end of clause (B) appearing therein with a semicolon and (z) add new clauses (C) and (D) to the end thereof to read as follows:

“(C) the Issuing Bank; and

(D) the Swingline Lender.”

(eee) Section 9.04(b)(ii) of the Credit Agreement is hereby amended to (w) add the phrase “and “Ineligible Institution”” after the phrase “the term “Approved Fund”” appearing in the second to last paragraph therein, (x) replace the word “has” appearing in that same paragraph with “have”, (y) replace the word “meaning” appearing in that same paragraph with the word “meanings” and (z) insert a new third paragraph to the end of subsection (ii) to read as follows:

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Company, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

(fff) Section 9.04(b)(iv) of the Credit Agreement is hereby amended to (x) insert the parenthetical “(and stated interest)” after the words “principal amount” appearing in the first sentence therein and (y) replace the word “may” appearing in the second sentence therein with the word “shall”.

(ggg) Section 9.04(c)(i) of the Credit Agreement is hereby amended to (x) insert the words “, other than an Ineligible Institution,” after the parenthetical “(a “Participant”)” appearing in the first sentence therein and (y) replace the words “as an agent of the Borrower” appearing in the fifth sentence therein with the words “as a non-fiduciary agent of the Borrowers”.

(hhh) Section 9.06 of the Credit Agreement is hereby amended to (x) amend the header thereof to insert immediately before the period at the end thereof a reference to “; Electronic Execution” and (y) delete the last sentence thereof in its entirety and replace it with the following:

“Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.”

(iii) Section 9.07 of the Credit Agreement is hereby amended to (x) replace the words “this Agreement” appearing therein with the words “any Loan Document” and (y) replace the word “hereof” appearing therein with the word “thereof”.

(jjj) Section 9.08 of the Credit Agreement is hereby amended to (x) insert the words “or any Subsidiary Guarantor” after the words “any Borrower” appearing therein and (y) replace the words “the obligations of such Borrower now or hereafter existing under this Agreement” with the words “of the Obligations”.

(kkk) Section 9.09(b) of the Credit Agreement is hereby amended to (w) insert the words “, Borough of Manhattan,” after the words “New York County” appearing therein, (x) replace the word “of” appearing immediately after the words “United States District Court” with the word “for”, (y) replace the words “this Agreement” appearing in the first sentence therein with the words “any Loan Document” and (z) insert the words “or any other Loan Document” after the final reference to “this Agreement” appearing in the last sentence therein.

(lll) Section 9.12 of the Credit Agreement is hereby amended to (x) insert at the end of clause (b) the following parenthetical, “(including any self-regulatory authority, such as the National Association of Insurance Commissioners)” and (y) replace the word “hereunder” appearing in clause (e) therein with the following, “under this Agreement or any other Loan Document”.

(mmm) Schedule 2.02 of the Credit Agreement is hereby deleted in its entirety.

(nnn) Schedule 6.01 of the Credit Agreement is hereby amended and restated in its entirety in the form of Schedule 6.01 attached hereto.

2. Conditions of Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that (i) the Administrative Agent shall have received counterparts of this Amendment duly executed by the Company, the Lenders and the Administrative Agent, (ii) the Administrative Agent shall have received counterparts of the Consent and Reaffirmation attached as Exhibit A hereto duly executed by the Subsidiary Guarantors, (iii) the Administrative Agent shall have received such instruments and documents from the Company or its counsel as have been reasonably requested by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent and (iv) the Administrative Agent shall have received payment and/or reimbursement of the Administrative Agent’s reasonable and documented out-of-pocket expenses (including, to the extent invoiced, reasonable fees and expenses of counsel for the Administrative Agent) in connection with this Amendment, in each case to the extent the Company has received reasonably detailed invoices reasonably in advance of the First Amendment Effective Date. The Administrative Agent shall notify the Company promptly in writing of the effectiveness of this Amendment, which notice shall be conclusive and binding.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Lenders and the Administrative Agent on the First Amendment Effective Date as follows:

(a) This Amendment and the Credit Agreement as modified hereby constitute the valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles relating to the availability of specific performance as a remedy.

(b) As of the date hereof and after giving effect to the terms of this Amendment, (i) the representations and warranties of the Company set forth in the Credit Agreement (other than the representations contained in Section 3.04(a) and 3.12(b) thereof) are true and correct on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and (ii) no Default has occurred and is continuing.

4. Reference to and Effect on the Credit Agreement.

(a) Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby.

(b) Each Loan Document and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c) Except with respect to the subject matter hereof, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement, the Loan Documents or any other documents, instruments and agreements executed and/or delivered in connection therewith.

(d) This Amendment is a “Loan Document” under (and as defined in) the Credit Agreement.

5. Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.

6. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

7. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

FISERV, INC., as the Company

By	/s/ Thomas J. Hirsch
Name: Thomas J. Hirsch
Title: Executive Vice President

Signature Page to Amendment No. 1 to

Amended and Restated Credit Agreement dated as of August 1, 2012

Fiserv, Inc.

JPMORGAN CHASE BANK, N.A., individually as a Lender, as the Swingline Lender, as an Issuing Bank and as Administrative Agent

By	/s/ Brian L. Grossman
Name: Brian L. Grossman
Title: Executive Director

Signature Page to Amendment No. 1 to

Amended and Restated Credit Agreement dated as of August 1, 2012

Fiserv, Inc.

BANK OF AMERICA, N.A., as a Lender

By	/s/ Patrick Martin
Name: Patrick Martin
Title: Director

Signature Page to Amendment No. 1 to

Amended and Restated Credit Agreement dated as of August 1, 2012

Fiserv, Inc.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By	/s/ Lillian Kim
Name: Lillian Kim
Title: Director

Signature Page to Amendment No. 1 to

Amended and Restated Credit Agreement dated as of August 1, 2012

Fiserv, Inc.

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By	/s/ Caroline V. Krider
Name: Caroline V. Krider
Title: Senior Vice President

Signature Page to Amendment No. 1 to

Amended and Restated Credit Agreement dated as of August 1, 2012

Fiserv, Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By	/s/ Brian Buck
Name: Brian Buck
Title: Director

Signature Page to Amendment No. 1 to

Amended and Restated Credit Agreement dated as of August 1, 2012

Fiserv, Inc.

SUNTRUST BANK, as a Lender

By	/s/ David Bennett
Name: David Bennett
Title: Director

Signature Page to Amendment No. 1 to

Amended and Restated Credit Agreement dated as of August 1, 2012

Fiserv, Inc.

SUMIMOTO MITSUI BANKING CORPORATION, as a Lender

By	/s/ Shuji Yabe
Name: Shuji Yabe
Title: Managing Director

Signature Page to Amendment No. 1 to

Amended and Restated Credit Agreement dated as of August 1, 2012

Fiserv, Inc.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By	/s/ Christopher R. Day
Name: Christopher R. Day
Title: Authorized Signatory

By	/s/ Jean-Marc Vauclair
Name: Jean-Marc Vauclair
Title: Authorized Signatory

Signature Page to Amendment No. 1 to

Amended and Restated Credit Agreement dated as of August 1, 2012

Fiserv, Inc.

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By	/s/ Henry Hissrich
Name: Henry Hissrich
Title: Vice President

Signature Page to Amendment No. 1 to

Amended and Restated Credit Agreement dated as of August 1, 2012

Fiserv, Inc.

RBS CITIZENS, NATIONAL ASSOCIATION, as a Lender

By	/s/ Jeff Huening
Name: Jeff Huening
Title: Vice President

Signature Page to Amendment No. 1 to

Amended and Restated Credit Agreement dated as of August 1, 2012

Fiserv, Inc.

THE NORTHERN TRUST COMPANY, as a Lender

By	/s/ Pritha Majumder
Name: Pritha Majumder
Title: Second Vice President

Signature Page to Amendment No. 1 to

Amended and Restated Credit Agreement dated as of August 1, 2012

Fiserv, Inc.

TORONTO DOMINION (TEXAS) LLC, as a Lender

By	/s/ Masood Fikree
Name: Masood Fikree
Title: Authorized Signatory

Signature Page to Amendment No. 1 to

Amended and Restated Credit Agreement dated as of August 1, 2012

Fiserv, Inc.

BMO HARRIS BANK N.A., as a Lender

By	/s/ Ronald J. Carey
Name: Ronald J. Carey
Title: Senior Vice President

By	/s/ Jude M. Carlin
Name: Jude M. Carlin
Title: Vice President

Signature Page to Amendment No. 1 to

Amended and Restated Credit Agreement dated as of August 1, 2012

Fiserv, Inc.

ROYAL BANK OF CANADA, as a Lender

By	/s/ Kamran Khan
Name: Kamran Khan
Title: Authorized Signatory

Signature Page to Amendment No. 1 to

Amended and Restated Credit Agreement dated as of August 1, 2012

Fiserv, Inc.

BRANCH BANKING AND TRUST COMPANY, as a Lender

By	/s/ John Malloy
Name: John Malloy
Title: Senior Vice President

Signature Page to Amendment No. 1 to

Amended and Restated Credit Agreement dated as of August 1, 2012

Fiserv, Inc.

KEYBANK NATIONAL ASSOCIATION, as a Lender

By	/s/ Sanya Valeva
Name: Sanya Valeva
Title: Senior Vice President

Signature Page to Amendment No. 1 to

Amended and Restated Credit Agreement dated as of August 1, 2012

Fiserv, Inc.

THE HUNTINGTON NATIONAL BANK, as a Lender

By	/s/ Lori Cummins
Name: Lori Cummins
Title: Vice President

Signature Page to Amendment No. 1 to

Amended and Restated Credit Agreement dated as of August 1, 2012

Fiserv, Inc.

COMERICA BANK, as a Lender

By	/s/ Heather Whiting
Name: Heather Whiting
Title: Vice President

Signature Page to Amendment No. 1 to

Amended and Restated Credit Agreement dated as of August 1, 2012

Fiserv, Inc.

EXHIBIT A

Consent and Reaffirmation

Each of the undersigned hereby acknowledges receipt of a copy of the foregoing Amendment No. 1 to Amended and Restated Credit Agreement with respect to that certain Amended and Restated Credit Agreement dated as of August 1, 2012 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Fiserv, Inc., a Wisconsin corporation (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto as Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) , which Amendment No. 1 to Amended and Restated Credit Agreement is dated as of October 25, 2013 and is by and among the Company, the financial institutions listed on the signature pages thereof and the Administrative Agent (the “Amendment”). Capitalized definitional terms used in this Consent and Reaffirmation and not defined herein shall have the meanings given to them in the Credit Agreement. Without in any way establishing a course of dealing by the Administrative Agent or any Lender, each of the undersigned consents to the Amendment and reaffirms the terms and conditions of the Subsidiary Guaranty and any other Loan Document executed by it and acknowledges and agrees that the Subsidiary Guaranty and each and every such Loan Document executed by the undersigned in connection with the Credit Agreement remains in full force and effect and is hereby reaffirmed, ratified and confirmed. All references to the Credit Agreement contained in the above-referenced documents shall be a reference to the Credit Agreement as so modified by the Amendment and as the same may from time to time hereafter be amended, modified or restated.

Dated October 25, 2013

[Signature Page Follows]

IN WITNESS WHEREOF, this Consent and Reaffirmation has been duly executed as of the day and year above written.

ITI OF NEBRASKA, INC.		BILLMATRIX CORPORATION

By:	/s/ Thomas J. Hirsch	By:	/s/ Thomas J. Hirsch
	Name: Thomas J. Hirsch		Name: Thomas J. Hirsch
	Title: Treasurer		Title: Vice President

CHECKFREE SERVICES CORPORATION		FISERV SOLUTIONS, INC.

By:	/s/ Thomas J. Hirsch	By:	/s/ Thomas J. Hirsch
	Name: Thomas J. Hirsch		Name: Thomas J. Hirsch
	Title: Executive Vice President		Title: Executive Vice President

INFORMATION TECHNOLOGY, INC.		FISERV INVESTMENT SOLUTIONS, INC.

By:	/s/ Thomas J. Hirsch	By:	/s/ Thomas J. Hirsch
	Name: Thomas J. Hirsch		Name: Thomas J. Hirsch
	Title: Treasurer		Title: Vice President

OPEN SOLUTIONS, LLC

By: Harpoon Acquisition, Inc., as its sole member

By: Fiserv, Inc., as its sole member

By:	/s/ Thomas J. Hirsch
Name: Thomas J. Hirsch
Title: Executive Vice President

Signature Page to Consent and Reaffirmation to Amendment No. 1 to

Amended and Restated Credit Agreement dated as of August 1, 2012

Fiserv, Inc.

SCHEDULE 6.01

LIST OF EXISTING INDEBTEDNESS

None.